EXHIBIT 3.1
FIRST AMENDMENT
TO BYLAWS
OF
GOFISH CORPORATION,
a Nevada corporation

The Bylaws of GOFISH CORPORATION, a Nevada corporation (the “Corporation”), as certified by the secretary of the Corporation on December 2, 2008 are hereby amended as follows:

1. The title of the Bylaws appearing above Article I is deleted in its entirety and replaced with the following:

“BYLAWS
OF
GOFISH CORPORATION,
a Nevada Corporation”

2. A new Article and Section are added to the Bylaws as follows:

“ARTICLE XV
MISCELLANEOUS PROVISIONS

Section 47. Inapplicability of Nevada Revised Statutes 78.378 to 78.3793, Inclusive. The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive (entitled ‘Acquisition of a Controlling Interest’), shall not apply to the corporation or to any ‘acquisition’ of a ‘controlling interest’ (as each term is defined therein) in the corporation by any existing or future stockholder or stockholders.”

CERTIFICATION

I hereby certify that I am the duly appointed and acting Secretary of GoFish Corporation and that the foregoing First Amendment to Bylaws of GoFish Corporation was duly adopted and approved pursuant to an Action by Unanimous Written Consent in Lieu of a Meeting of the Board of Directors executed by the Board of Directors of GoFish Corporation.

DATED this 2nd day of December, 2008.
/s/ David Lorié
David Lorié, Secretary